Exhibit 10.21

(Exhibit: Form)

Date: April 8, 2019

To: Yahoo Japan Corporation

Loan Drawdown Application

3-4-2 Hakataekimae, Hakata-ku, Fukuoka-shi, Fukuoka

YJ Card Corporation

Satoshi Ando, Representative Director

We request to borrow money in accordance with the provisions of the Basic Loan Agreement (Loan Financed by Bond Issuance) (the “Basic Agreement”) dated February 15, 2018 between Yahoo Japan Corporation and YJ Card Corporation.

Desired drawdown date	April 26, 2019

Desired loan amount	10,000,000,000 yen

Repayment date	December 7, 2027

Interest rate	0.50% fixed (0.40% bond face rate + 0.1% spread)

Interest payment dates	The first interest payment date shall be December 7, 2019, and thereafter, interest shall be paid on December 7th each year from December 8th to the date one year has elapsed until the loan repayment date. However, if an interest payment date falls on a bank holiday, that interest payment will be brought forward to the preceding bank business day.